Exhibit 99.1

MRMP-Managers LLC
151 Terrapin Point
Vero Beach, Florida 32963

(772) 448-3877

January 28, 2025

Dear Barnwell Industries Shareholders:

In a remarkable development, yesterday, BRN announced a shareholder rights plan. Make no mistake, while they tell you the purpose is to protect you, the shareholders, from me — primarily to stop me from buying more shares — its only purpose is to entrench the current, ineffective management team. The Directors that voted in favor of this measure must believe that they must protect the shareholders from actions that I might take given poison pills are generally implemented when management fears that new ownership may harm shareholder value, or might curb excess compensation to themselves as incumbent management. Over my forty year private equity career, I generated a positive 40% annual net return for my investors. As my prior filing shows, Barnwell management has only generated returns for themselves, not for minority equity holders. The stock is down over 40% since my initial stake in 2012. This is just the latest attempt by the Kinzler/Grossman family to keep the “gravy train” of company cash flow heading into their pockets. They want to stop me from buying more shares, yet they even use the company’s pension plan to buy shares (413,000 shares as of September 30, 2024) to attempt to bolster their position and to further entrench and enrich themselves.

Notwithstanding the Kinzler/Grossman (and I believe Horowitz) actions, many of the other shareholders (like me) are not happy. As of this morning, other BRN shareholders totaling approximately 10% have emailed their support of my efforts to dumpkinzler@gmail.com or otherwise contacted me with their support. If necessary, I am willing to engage an independent third-party to corroborate the support. Therefore, as of now, I have support of at least 40% of BRN’s shares. The other shareholders are not part of a group with me and they could sell or change their views, but given the wanton disregard for shareholder interests in company funds by the current board, in my opinion, I believe support for my efforts will grow even further. In fact, given that a substantial portion of BRN shareholders often have not voted at past annual meetings, I believe my position, with support of at least 40% of the vote, would likely be enough to elect slate I propose.

In order to enact this shareholder rights plan, Messrs. Kinzler, Grossman and Horowitz have engaged Ken’s brother’s legal firm, Skadden Arps, to “protect” the shareholders. BRN currently has a total market capitalization of approximately $18 million. Skadden Arps is reputed to be one of the most expensive law firms in the nation. As a 30% shareholder, I certainly don’t approve of spending Company funds with a firm of this caliber and expense and I don’t believe many of the non-Kinzler/Grossman shareholders do as well. Although I can’t be certain, I also don’t believe all five of BRN Directors have approved the use of Skadden Arps. The use of Skadden is just one example of Kinzler’s, Grossman’s and Horowitz’s blatant disregard for the well-being of other shareholders.

In my last letter, I documented the egregious aggregate compensation, which totaled more than $10.3 million, taken by Kinzler and Grossman (not counting legal fees paid to Ken Grossman’s brother’s firm) and contrasted these cash flows versus the 40% plus decline in BRN’s stock price over the same time period. In addition, Ken Grossman in 2023 received annual compensation of $183,374 as a Director versus the compensation of Craig Hopkins, BRN’s CEO, of $198,776.

Something seems very wrong about the board governance at BRN. As a 30% shareholder (and BRN’s largest single shareholder), all this imprudent value-destroying spending impacts me more than anyone else, and I am not happy about it. It is my opinion that, if the Kinzler/Grossman family shareholders want to oppose me, they should do it with their personal funds — not company money (30% of which I view as mine). I am initially using my personal money to try to effect change — why don’t they? In fact, I propose that both sides use personal money to fight and the winner get reimbursed while the loser pays personally.

Directors are bound by fiduciary duties, like their “Duty of Care” and “Duty of Loyalty,” to act on behalf of the company and all shareholders. Hiring one of the most expensive law firms in the world to draft and enact an entrenching and enriching “poison pill” shareholder rights plan does not demonstrate these fiduciaries acting as appropriate stewards of Company funds (funds which I consider the property of myself and the other shareholders). They must be held to account for this conduct, whether at the ballot box or otherwise.

Please keep emailing your support for my position to dumpkinzler@gmail.com. Obviously given the BRN board action, my shareholdings will remain fixed at 30% but getting support of more than 50% will assure a victory!

Sincerely,

/s/ Ned L. Sherwood
Ned L. Sherwood

*                  *                  *

Additional Information and Where to Find It;

Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES, BY NED L. SHERWOOD AND HIS AFFILIATES, FROM THE STOCKHOLDERS OF BARNWELL INDUSTRIES, INC. (“BRN”) FOR USE AT ITS 2025 ANNUAL MEETING OF STOCKHOLDERS WHEN SUCH DOCUMENTS BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF BRN AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D, ORIGINALLY FILED ON JUNE 11, 2013, AS AMENDED, INCLUDING BY THE AMENDMENT THERETO FILED ON JANUARY 28, 2025.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON CERTAIN ACTIONS THAT BRN’S BOARD MAY TAKE, INCLUDING ACTIONS IT MAY TAKE TO ENHANCE THE VALUE OF BRN’S SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. THE PERFORMANCE, RESULTS AND OTHER EFFECTS ON BRN MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

THIS COMMUNICATION ALSO CONTAINS STATEMENTS WITH REGARD TO THE OWNERSHIP OF OTHER STOCKHOLDERS WHO HAVE EXPRESSED THEIR SUPPORT FOR ME AND MY EFFORTS WITH RESPECT TO THE COMPANY. WHILE I BELIEVE THEIR STATEMENTS OF SUPPORT ARE GENUINE AND THEIR STATEMENTS WITH RESPECT TO THEIR HOLDINGS OF COMPANY SECURITIES ARE TRUE, WE HAVE NOT IDENTIFIED THESE STOCKHOLDERS NOR HAVE WE VERIFIED THEIR HOLDINGS OF COMPANY SECURITIES. NO ASSURANCE CAN BE GIVEN WITH RESPECT TO EITHER MATTER. MOREOVER, THESE STOCKHOLDERS ARE UNDER NO OBLIGATION TO RETAIN THEIR COMPANY SECURITIES THROUGH THE RECORD DATE, TO BE ESTABLISHED BY THE COMPANY, FOR ITS 2025 ANNUAL MEETING OF STOCKHOLDERS OR, IF SO RETAINED, TO VOTE THEIR SHARES IN THE MANNER THEY INDICATED IN THEIR COMMUNICATIONS TO ME, OR AT ALL. WE CANNOT PREDICT THE MANNER IN WHICH THEY MAY VOTE THEIR SHARES NOR THE OUTCOME OF THE VOTE HELD AT THE MEETING.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING BRN WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance, events or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in BRN’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

4